                               E X H I B I T   1 1


                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

Thousands of dollars and shares


                                                Three Months Ended
                                                     March 31
                                                 1995       1994

Net income (loss)                                 $14     $(476)



Weighted average shares of Common Stock
  outstanding                                  15,562    15,562

Weighted average shares of Common Stock
  issuable upon conversion of Convertible
  Preferred Stock(2)                            6,637        --

Total shares of Common Stock and Common Stock
  equivalents                                  22,199    15,562


Net income (loss) per share                     $.001    $(.031)


(1) Primary and fully diluted per share earnings (loss) are substantially the same for each period presented.

(2) Common Stock issuable upon conversion of Preferred Stock was anti-dilutive in 1994.
